UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported):  January 24, 2013

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York  12110
(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 24, 2013, Plug Power Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with 968 Albany Shaker Road Associates, LLC (the “Buyer”).  The Purchase and Sale Agreement provides, among other things, for the sale by the Company  to the Buyer of the Company’s headquarters property located at 968 Albany Shaker Road, Latham, New York consisting of approximately 34.45 acres (the “Premises”) for an aggregate purchase price of $4,500,000.  The purchase price is payable as follows: a $25,000 deposit, $2,975,000 at closing and $1,500,000 with 5% annual interest over 15 years in equal monthly installments of $11,861.91.

In connection with the Purchase and Sale Agreement, the Company and the Buyer also entered into a Lease Agreement (the “Lease Agreement”) on January 24, 2013 pursuant to which the Company would lease from the Buyer a portion of the Premises for a term of 15 years.  The Company must provide a standby letter of credit in the amount of $500,000 for the first ten years of the Lease Agreement.

On March 13, 2013, the Company and the Buyer entered into an Amendment to Purchase and Sale Agreement (the “Amendment”).  Among other things, the Amendment modifies the payment of the $4,500,000 purchase price for the Premises such that $2,725,000 is payable in cash at closing and $1,750,000 with 5% annual interest is payable over 15 years in equal monthly installments of $13,838.89.

The completion of the transactions contemplated by the Purchase and Sale Agreement and the Lease Agreement occurred on March 27, 2013.

The foregoing summary is qualified in its entirety by reference to the copies of the Purchase and Sale Agreement and the Amendment which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1	Purchase and Sale Agreement dated as of January 24, 2013 by Plug Power Inc. and 968 Albany Shaker Road Associates, LLC
10.2	Amendment to Purchase and Sale Agreement dated as of March 13, 2013 by Plug Power Inc. and 968 Albany Shaker Road Associates, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.
Date: April 1, 2013	By: /s/ Andrew Marsh
Andrew Marsh
Chief Executive Officer